Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 Contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Chris Hardman		Valerie Finberg
	720-888-2292		720-888-2501

Level 3 Reports Second Quarter 2007 Results

Expected 2007 Integration Synergies on Track

Strong Sales During the Quarter

Financial and Business Highlights

•                  Consolidated Revenue of $1.052 billion

•                  Net Loss of $202 million, or $0.13 per share

•                  Consolidated Adjusted EBITDA of $193 million

•                  Completed acquisition of Servecast Limited, a provider of live and on-demand video management and streaming services in July 2007

BROOMFIELD, Colo., July 26, 2007 — Level 3 Communications, Inc. (NASDAQ: LVLT) reported consolidated revenue of $1.052 billion for the second quarter 2007, compared to consolidated revenue of $1.056 billion for the first quarter 2007.

The net loss for the second quarter 2007 was $202 million, or $0.13 per share, compared to a net loss of $647 million, or $0.44 per share, for the previous quarter. Included in the net loss for the first quarter 2007 was a $427 million loss or $0.29 per share on the extinguishment or refinancing of long-term debt.

“While we have a great deal of work remaining, we made good progress on our overall integration of acquired companies,” said James Q. Crowe, CEO of Level 3. “We are pleased with the continued positive operating environment in terms of demand and importantly, our efforts from integration and continued cost savings resulted in improved profitability and growth in Consolidated Adjusted EBITDA.”

Consolidated Adjusted EBITDA(1) was $193 million in the second quarter 2007, compared to $170 million for the first quarter 2007.

Second Quarter 2007 Financial Results

Metric ($ in millions) Revenue	Consolidated Second Quarter Results	Second Quarter Projections(1)
Core Communications Services	$888	$890-$910
Other Communications Services	$71	$65-$70
SBC Contract Services	$76	$45-$65
Total Communications Revenue	$1,035	$1,000-$1,045
Other Revenue	$17
Total Consolidated Revenue	$1,052
Consolidated Adjusted EBITDA (2)(3)	$193	$180-$200
Capital Expenditures	$170
Unlevered Cash Flow (3)	$(64)
Free Cash Flow (3)	$(141)
Communications Gross Margin (3)	58%
Communications Adjusted EBITDA Margin (3)	19%

(1)            Projections issued April 26, 2007.

(2)            Consolidated Adjusted EBITDA excludes $24 million in non-cash compensation expense and $1 million in non-cash impairment charges and includes $1 million of cash restructuring charges for the second quarter 2007.

(3)            See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue

Total Communications Revenue for the second quarter 2007 decreased slightly to $1.035 billion, versus $1.037 billion for the previous quarter. An $18 million increase in Core Communications Services revenue in the quarter was offset by a $20 million decline in Other Communications Services revenue and SBC Contract Services revenue. The company recognized $2 million in termination revenue in its Core Communications Services revenue during the second quarter 2007, compared to less than $1 million in termination revenue during the first quarter 2007.

Communications Revenue ($ in millions)	Quarter ended June 30, 2007	Quarter ended March 31, 2007	Percent Change
Transport and Infrastructure	$420	$406	3%
IP and Data	$143	$144	(<1%)
Voice	$292	$289	1%
Vyvx	$33	$31	6%
Total Core Communications Services	$888	$870	2%

Other Communications Services	$71	$84	(15)%

SBC Contract Services	$76	$83	(8)%

Total Communications Revenue	$1,035	$1,037	(<1%)

Core Communications Services

Core Communications Services revenue increased quarter over quarter by 2 percent. The increase was due primarily to the growth in long-haul transport services and Vyvx broadcast services.  IP and Data revenue declined primarily as a result of the implementation of new prices under a contract renewal by the company’s largest high-speed IP customer.

Core Communications Services revenue increased in the Business Markets Group, Content Markets Group and European Markets Group, as a result of continued customer demand.  The Wholesale Markets Group had lower than expected Core Communications Services revenue primarily due to longer than expected service activation times and lower than expected wholesale voice revenues.

In the second quarter 2007, the percent of Core Communications Services revenue by each market group was as follows:

•                  Wholesale Markets Group — 56 percent

•                  Business Markets Group — 27 percent

•                  Content Markets Group — 10 percent

•                  European Markets Group — 7 percent

Other Communications Services

Other Communications Services revenue declined by 15 percent to $71 million during the quarter, primarily as a result of expected declines in managed modem services.

SBC Contract Services

SBC Contract Services revenue declined by 8 percent to $76 million quarter over quarter.

Deferred Revenue

The communications deferred revenue balance increased to $943 million at the end of the second quarter 2007, compared to $939 million at the end of the first quarter 2007 as a result of indefeasible right of use (IRU) sales during the quarter.

Cost of Revenue

Communications cost of revenue for the second quarter 2007 decreased to $437 million, versus $450 million in the previous quarter. Cost of revenue decreased during the quarter primarily due to the benefit of ongoing optimization and integration efforts.

Communications Gross Margin(1) was 58 percent for the second quarter 2007, versus 57 percent for the first quarter 2007. The increase in communications gross margin is primarily attributable to lower third-party facilities expenses resulting from completed integration activities to date.

Selling, General and Administrative (SG&A) Expenses

Communications SG&A expenses were $427 million for the second quarter 2007, versus $439 million for the previous quarter. Both the second quarter 2007 and first quarter 2007 Communications SG&A expenses include $24 million of non-cash compensation expense. SG&A expenses decreased in the second quarter 2007 primarily due to a decrease in headcount related to completed planned integration activities.

Communications Adjusted EBITDA

Communications Adjusted EBITDA(1) increased to $194 million for the second quarter 2007, compared to $168 million for the previous quarter. Communications Adjusted EBITDA increased in the period primarily due to SG&A and cost of revenue synergies being realized from completed integration efforts and the growth in Core Communications Services revenue, partially offset by declines in Other Communications Services and SBC Contract Services revenues.

Second quarter 2007 Communications Adjusted EBITDA excludes $24 million of non-cash compensation expense and $1 million of non-cash impairment charges and includes a $1 million restructuring charge associated with reductions in workforce as part of the company’s integration efforts. First quarter 2007 Communications Adjusted EBITDA excludes $24 million of non-cash compensation expense and includes a $4 million restructuring charge related to integration.

Consolidated Cash Flow and Liquidity

During the second quarter 2007, Unlevered Cash Flow(1) was negative $64 million, versus  negative $69 million for the previous quarter. Consolidated Free Cash Flow(1)  for the second quarter 2007 was negative $141 million, versus negative $248 million for the previous quarter, resulting primarily from a decrease in net cash interest expense partially offset by higher capital expenditures. Net cash interest expense for the second quarter 2007 was $77 million.

Working capital was a use of cash in the quarter, primarily from a reduction in accounts payable and an increase in accounts receivable as days sales outstanding (DSO) increased during the quarter.

As of June 30, 2007, the company had cash and marketable securities of approximately $807 million.

Integration and Operating Environment Update

“In the second quarter, we continued to make progress on reducing network and operating expenses through our integration efforts,” said Kevin O’Hara, president and COO of Level 3. “And from a sales perspective, we continued to see positive fundamentals across the business:  substantial contract wins, a stable pricing environment, and continued demand for the services Level 3 has in its portfolio. However, we did see an increase in service activation times as we continue to use the multiple order entry and provisioning processes and systems that were operated by the acquired companies. This cycle time increase had a negative effect on the rate of Core Communications Services revenue growth during the quarter. As we have consolidated key operational functions and organizations, we believe that for the short term, our operating environment has become more complex.

“We remain on track for completing the ongoing process and system development work that is being implemented as part of the integration efforts, which are expected to provide significant improvements to our operations.  The systems under development are scheduled to be deployed in the third quarter of 2007 and will continue to be implemented through 2008.  While the operational benefits vary by each project, we expect to realize meaningful improvements to the operating environment during 2007.  In addition, we are currently taking steps to improve the interim processes and systems to address the increase in service activation times, and we expect to see improvement in our operations over the course of the second half of 2007.

“In terms of cost reductions expected as a result of integration activity, we are on track to deliver overall integration synergies, which earlier in the year we disclosed would be $200 million of network and operating expenses on an annualized basis.  Given the progress made year to date in this regard, we believe we will realize the $200 million of synergies earlier in the year than originally expected.”

Corporate Transactions

Acquisitions

On July 11, 2007, Level 3 acquired Servecast, a Dublin, Ireland provider of live and on-demand video management and streaming services for broadband and mobile platforms, expanding the company’s content delivery network capabilities.  The company paid approximately $45 million in cash consideration. This is a strategic capabilities acquisition that does not require the type of physical integration associated with the larger, previously announced metro and backbone transactions.

Business Outlook

“In the third quarter, we expect to see accelerated growth in Core Communications Services revenue and expect to have resolved some of the operational challenges that dampened Core Communications Services revenue growth in the second quarter,” said Sunit Patel, CFO of Level 3. “We expect that this growth should accelerate again in the fourth quarter as we see the benefit of strong sales and seasonality. Growth in Core Communications Services revenue, from the first quarter to fourth quarter, on an annualized basis is still expected to be approximately 17 percent.

“We believe that we will see further expansion in gross margins and Communications Adjusted EBITDA margins as network and operating expenses from integration efforts decrease and synergies increase in the latter half of 2007.  We are projecting Consolidated Adjusted EBITDA to increase to $210-230 million for the third quarter.  We remain confident in projected year-over-year trends, and are reaffirming our full year 2007 guidance as well as full year 2008 Consolidated Adjusted EBITDA guidance of $1.15 billion to $1.3 billion.”

Metric ($ in millions)	Third Quarter 2007 Projections	2007 Full Year Projections
Core Communications Services Revenue	$905-925	$3,600-3,800
Other Communications Services Revenue	$60-65	$245-285
SBC Contract Services Revenue	$40-60	$180-220
Total Communications Revenue	$1,005-1,050	$4,025-4,305
Consolidated Adjusted EBITDA	$210-230	$860-920
Consolidated Capital Expenditures	N/A	$600-650
Net Cash Interest Expense (1)	N/A	$500

(1)            2007 full year includes approximately $45 million in interest income.

Summary

“We are on track to deliver synergies from our acquisitions as expected, and we believe our competitive advantages and position in the marketplace are being recognized by our customers,” said Crowe. “As a result, we saw strong sales momentum throughout the quarter, and demand for our services continues to grow across multiple market segments.

“While service activation challenges remain, we have a well developed plan to substantially improve these processes.  We continue to expect significant growth in Core Communications Services revenue throughout 2007. Longer term, both market fundamentals and our competitive position continue to improve.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s second quarter results at 10 a.m. EDT today. To join the call, please dial 612-288-0337. A live broadcast of the call can also be heard on Level 3’s Web site at http://www.level3.com/investor_relations/presentations_events/conference_calls/q0207report.html.  An audio replay of the call will be accessible until 11:59 p.m. EDT on Thursday, August 9, 2007 by dialing 320-365-3844; access code 877643. An archived webcast of the second quarter conference call together with the press release, financial statements and non-GAAP reconciliations may also be accessed at http://www.level3.com/investor_relations/index.html.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT), an international communications company, operates one of the largest Internet backbones in the world, connecting 180 markets in 18 countries. The company serves a broad range of wholesale, enterprise and content customers with a comprehensive suite of services including: Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice and voice over IP services, content delivery and media distribution services. These services provide the building blocks to enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

“Level 3 Communications,” “Level 3” and the Level 3 Communications logo are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Any other product and company names herein may be trademarks of their respective owners. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements that we make in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent us from achieving our stated goals include, but are not limited to our ability to: successfully integrate acquisitions; increase the volume of traffic on our network; defend our intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

1)  Non-GAAP Metrics

Pursuant to Regulation G, the Company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The Company provides projections that include non-GAAP metrics that the Company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted EBITDA, Communications Gross Margin, Communications Adjusted EBITDA Margin, Unlevered Cash Flow and Consolidated Free Cash Flow. Certain of the following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only projections, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the Company’s Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP metrics, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the Company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the Company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the Company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third-party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases.  Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business.  Cost of revenue does not include depreciation and amortization.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the Company after it pays third-party network services costs; in essence, a measure of the efficiency of the Company’s network.

Communications Gross Margin ($ in millions)	Q207	Q107
Communications Revenue	$1,035	$1,037
Communications Cost of Revenue	$437	$450
Communications Gross Margin ($)	$598	$587
Communications Gross Margin (%)	58%	57%

Consolidated Adjusted EBITDA is defined as net income/(loss) from the consolidated condensed statements of operations before gain/(loss) from discontinued operations, income taxes, total other income/(expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Communications Adjusted EBITDA Margin is defined as Communications Adjusted EBITDA divided by communications revenue.

Management believes that Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the Company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the Company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin to compare the Company’s performance to that of its competitors.  Management has adjusted consolidated EBITDA to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Consolidated Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Consolidated Adjusted EBITDA also excludes interest income, interest expense, income taxes and gain (loss) on extinguishment of debt because these items are associated with the Company’s capitalization and tax structures. Consolidated Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through consolidated free cash flow.  Consolidated Adjusted EBITDA excludes other, net because these items are not related to the primary operations of the Company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, gain/(loss) on early extinguishment of debt and net other income/(expense).  Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted EBITDA Three Months Ended June 30, 2007 ($ in millions)	Communications	Information Services	Other	Consolidated
Net Earnings (Loss)	$(199)	$—	$(3)	$(202)
(Income) Loss from Discontinued Operations	$—	$—	$—	$—
Income Tax (Benefit) Expense	$—	$—	$—	$—
Total Other (Income) Expense	$123	$—	$—	$123
Non-Cash Impairment Charge	$1	$—	$—	$1
Depreciation and Amortization Expense	$245	$—	$2	$247
Non-Cash Stock Compensation Expense	$24	$—	$—	$24
Consolidated Adjusted EBITDA	$194	$—	$(1)	$193

Consolidated Adjusted EBITDA Three Months Ended March 31, 2007 ($ in millions)	Communications	Information Services	Other	Consolidated
Net Earnings (Loss)	$(647)	$—	$—	$(647)
(Income) Loss from Discontinued Operations	$—	$—	$—	$—
Income Tax (Benefit) Expense	$1	$—	$1	$2
Total Other (Income) Expense	$570	$—	$—	$570
Non-Cash Impairment Charge	$—	$—	$—	$—
Depreciation and Amortization Expense	$220	$—	$1	$221
Non-Cash Stock Compensation Expense	$24	$—	$—	$24
Consolidated Adjusted EBITDA	$168	$—	$2	$170

Consolidated Adjusted EBITDA Three Months Ended June 30, 2006 ($ in millions)	Communications	Information Services	Other	Consolidated
Net Earnings (Loss)	$(224)	$23-	$—	$(201)
(Income) Loss from Discontinued Operations	$—	$(23)	$—	$(23)
Income Tax (Benefit) Expense	$—	$—	$1	$1
Total Other (Income) Expense	$207	$—	$(2)	$205
Non-Cash Impairment Charge	$4	$—	$—	$4
Depreciation and Amortization Expense	$163	$—	$1	$164
Non-Cash Stock Compensation Expense	$20	$—	$—	$20
Consolidated Adjusted EBITDA	$170	$—	$—	$170

Communications Adjusted EBITDA Margin ($ in millions)	Q207	Q107
Communications Revenue	$1,035	$1,037
Communications Adjusted EBITDA	$194	$168
Communications Adjusted EBITDA Margin	19%	16%

Projected Consolidated Adjusted EBITDA Three Months Ended September 30, 2007	Consolidated Range
($ in millions)	Low	High
Net Earnings (Loss)	$(205)	$(165)
Total Other (Income) Expense	$135	$125
Depreciation and Amortization Expense	$260	$245
Non-Cash Stock Compensation Expense	$20	$25
Consolidated Adjusted EBITDA	$210	$230

Projected Consolidated Adjusted EBITDA	Consolidated
Twelve Months Ended December 31, 2007	Range
($ in millions)	Low	High
Net Earnings (Loss)	$(1,205)	$(1,105)
Total Other (Income) Expense	$970	$950
Depreciation and Amortization Expense	$1,000	$960
Non-Cash Stock Compensation Expense	$95	$115
Consolidated Adjusted EBITDA	$860	$920

Projected Consolidated Adjusted EBITDA	Consolidated
Twelve Months Ended December 31, 2008	Range
($ in millions)	Low	High
Net Earnings (Loss)	$(520)	$(320)
Total Other (Income) Expense	$525	$495
Depreciation and Amortization Expense	$1,040	$1,000
Non-Cash Stock Compensation Expense	$105	$125
Consolidated Adjusted EBITDA	$1,150	$1,300

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the Company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the Company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the Company’s ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the Company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended June 30, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$29	$29
Capital Expenditures	$(170)	$(170)
Cash Interest Paid	$89	N/A
Interest Income	$(12)	N/A
Total	$(64)	$(141)

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended March 31, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Used in Operating Activities	$(93)	$(93)
Capital Expenditures	$(155)	$(155)
Cash Interest Paid	$200	N/A
Interest Income	$(21)	N/A
Total	$(69)	$(248)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
	(dollars in millions, except per share data)
Revenue:
Communications	$1,035	$1,037	$819
Other	17	19	16
Total Revenue	1,052	1,056	835

Costs and Expenses:
Cost of Revenue	454	466	399
Depreciation and Amortization	247	221	164
Selling, General and Administrative, including non-cash compensation of $24, $24 and $20, respectively	428	440	283
Restructuring Charges, including non-cash impairment charges of $1, $-, and $4, respectively	2	4	7
Total Costs and Expenses	1,131	1,131	853

Operating Loss	(79)	(75)	(18)

Other Income (Loss), net:
Interest Income	12	21	16
Interest Expense	(138)	(165)	(170)
Loss on Extinguishment of Debt	—	(427)	(55)
Other Income (Expense)	3	1	4
Other Income (Loss)	(123)	(570)	(205)

Loss from Continuing Operations Before Income Taxes	(202)	(645)	(223)

Income Tax Expense	—	(2)	(1)

Loss from Continuing Operations	(202)	(647)	(224)

Income from Discontinued Operations	—	—	23

Net Loss	$(202)	$(647)	$(201)

Basic and Diluted Loss per Share:
Loss from Continuing Operations	$(0.13)	$(0.44)	$(0.25)
Income from Discontinued Operations	—	—	0.02
Net Loss	$(0.13)	$(0.44)	$(0.23)

Weighted Average Shares Outstanding (in thousands):
Basic and Diluted	1,529,614	1,469,163	881,155

© 2007 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(unaudited)

	June 30,	March 31,	December 31,
	2007	2007	2006
	(dollars in millions)
Assets

Current Assets:
Cash and cash equivalents	$739	$884	$1,681
Marketable securities	68	8	235
Restricted securities	28	36	46
Accounts receivable, less allowances of $17, $17 and $17, respectively	455	450	326
Other	133	126	101
Total Current Assets	1,423	1,504	2,389

Property, Plant and Equipment, net	6,729	6,675	6,468

Restricted Securities	92	92	90

Goodwill and Other Intangibles, net	2,105	2,217	919

Other Assets, net	160	147	128
	$10,509	$10,635	$9,994

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$401	$462	$391
Current portion of long-term debt	31	34	5
Accrued payroll and employee benefits	82	74	92
Accrued interest	124	94	143
Deferred revenue	171	163	142
Other	174	208	156
Total Current Liabilities	983	1,035	929

Long-Term Debt, less current portion	6,828	6,823	7,357

Deferred Revenue	772	776	753

Other Liabilities	592	587	581

Stockholders' Equity	1,334	1,414	374
	$10,509	$10,635	$9,994

© 2007 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
	(dollars in millions)
Cash Flows from Operating Activities:
Net loss	$(202)	$(647)	$(201)
Income from discontinued operations	—	—	(23)
Loss from continuing operations	(202)	(647)	(224)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	247	221	164
Gain on sale of property, plant and equipment, and other assets	(1)	(1)	(3)
Loss on extinguishment of long-term debt, net	—	427	55
Non-cash compensation expense attributable to stock awards	24	24	20
Non-cash impairment expenses	1	—	4
Amortization of debt issuance costs	4	4	3
Accreted interest on discount debt	6	9	11
Accrued interest on long-term debt	39	(48)	34
Changes in working capital items net of amounts acquired:
Receivables	(7)	(35)	14
Other current assets	(8)	(18)	(7)
Payables	(66)	(13)	1
Deferred revenue	3	38	(14)
Other current liabilities	(15)	(53)	(1)
Other	4	(1)	3
Net Cash Provided by (Used in) Operating Activities of Continuing Operations	29	(93)	60

Cash Flows from Investing Activities:
Capital expenditures	(170)	(155)	(73)
Advances from discontinued operations, net	—	—	12
Proceeds from sale and maturity of marketable securities	8	280	5
Purchase of marketable securities	—	—	(98)
Proceeds from sale of property, plant and equipment	—	2	—
(Increase) decrease in restricted cash and securities, net	(3)	16	—
Acquisitions, net of cash acquired	4	(626)	(12)
Net Cash Used in Investing Activities	(161)	(483)	(166)

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	(10)	2,362	628
Proceeds from warrants and stock-based equity plans	1	23	—
Payments on long-term debt, including current portion and refinancing costs	(4)	(2,611)	(53)
Equity offering	—	—	543
Net Cash Provided by (Used in) Financing Activities	(13)	(226)	1,118

Net Cash Provided by Discontinued Operations	—	—	62

Effect of Exchange Rates on Cash	—	5	4

Net Change in Cash and Cash Equivalents	(145)	(797)	1,078

Cash and Cash Equivalents at Beginning of Period (including cash of discontinued operations)	884	1,681	580

Cash and Cash Equivalents at End of Period (including cash of discontinued operations)	$739	$884	$1,658

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$89	$200	$122

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities (excludes cash of discontinued operations in the three months ended June 30, 2006)	$807	$892	$2,078

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